Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 15, 2014, is entered into by and among Start Media, LLC, a Delaware limited liability company (the “Seller”), Digital Cinema Destinations Corp., a Delaware corporation (“Digiplex”), and Carmike Cinemas, Inc., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, Seller and Digiplex formed Start Media/Digiplex, LLC, a Delaware limited liability company (the “Company”), under the Delaware Limited Liability Company Act (the “Act”) for the purposes and upon the terms and conditions set forth in the Operating Agreement of the Company, dated as of December 10, 2012 (the “Operating Agreement”);

WHEREAS, in connection with the formation of the Company, Seller acquired warrants to purchase up to an aggregate of 500,000 shares of Digiplex’s Class A common stock (the “Seller Warrants”);

WHEREAS, Digiplex has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of even date herewith, with the Buyer, and Buyer’s wholly-owned subsidiary (the “Merger Subsidiary”) pursuant to which, and subject to the terms and conditions set forth therein, the Merger Subsidiary will merge with and into Digiplex (the “Merger”) effective upon the filing, or later date and time as specified therein, with the Secretary of State of the State of Delaware of a certificate of merger or other appropriate document (the “Certificate of Merger”) (the date and time when the Merger becomes effective as set forth in the Certificate of Merger, the “Merger Effective Date”); and

WHEREAS, Seller now wishes to terminate its participation in the Company, and hereby agrees to (i) the sale to Buyer, for the consideration and on the terms set forth in this Agreement and concurrently with the consummation of the Merger on the Merger Effective Date, all of Seller’s interests in the Company, including but not limited to, all of its economic and other interests in the capital, equity and management of the Company, its share of the profits and losses of the Company and its rights to receive distributions of the Company’s assets whether such rights arise under the Operating Agreement, the Act or otherwise, and its interests in any capital stock of Digiplex (collectively, the “Interests”) and (ii) the cancellation of the Seller Warrants.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual and dependent promises set forth herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE TRANSACTION

1.1 Purchase and Sale. Effective upon the Merger Effective Date, Buyer shall purchase from Seller and Seller shall sell to Buyer, all the Interests upon the terms and subject to the conditions set forth in this Agreement. The purchase price to be paid by Buyer to Seller for the Interests shall be $10,977,574 (the “Purchase Price”). The Purchase Price shall be paid in full upon the Merger Effective Date. At such time, the Seller shall deliver to the Buyer an assignment agreement with respect to the transfer of the Interests and such other documents requested by the Buyer to effect the transactions contemplated herein.

1.2 Cancellation of Seller Warrants. Effective upon the Merger Effective Date all of the Seller Warrants, whether or not exercisable, shall be cancelled automatically without any action on behalf of Seller or its beneficiaries, and thereafter Seller shall have no right to purchase, and neither Digiplex nor Buyer shall have any obligation to issue any shares of its capital stock or the capital stock of any other entity, under the Seller Warrants.

1.3 Fees and Expenses. Buyer, Digiplex and Seller shall each be responsible for their respective fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

1.4 Termination. Notwithstanding anything contained herein to the contrary, this Agreement will automatically terminate and be of no further force and effect in the event the Merger Agreement is terminated for any reason or the Merger contemplated in the Merger Agreement otherwise is not consummated by the parties thereto.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER AND

DIGIPLEX

Each of Buyer and Digiplex represents and warrants to Seller as follows:

2.1 Authorization of Agreement; No Brokers. Each of Buyer and Digiplex has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of Buyer and Digiplex has all requisite power, authority and legal capacity to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Digiplex and, assuming the due authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer and Digiplex, enforceable against Buyer and Digiplex in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Digiplex.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller represents warrants and covenants to Buyer and Digiplex as follows:

3.1 Authorization of Agreement; No Brokers. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to perform Seller’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer and Digiplex, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.2 Title to the Interests. Seller has good, valid and marketable title to 100% of the Interests and to the Seller Warrants, free and clear of any Encumbrances (as defined below). The Seller Warrants represent all of the warrants outstanding and held by Seller relating to the capital stock of Digiplex. None of the Seller Warrants have been exercised by Seller, and Seller will not exercise the Seller Warrants. At the Merger Effective Date, Buyer will acquire all of Seller’s right, title and interest in and to, and will have good, valid and marketable title to, the Interests purchased from Seller hereunder, free and clear of any and all security interests, liens, claims, pledges, encumbrances or other rights or claims of any other person of any kind or any preemptive or similar rights (collectively, “Encumbrances”).

ARTICLE IV

MISCELLANEOUS

4.1 Closing Obligations. The representations and warranties of the parties contained in Articles II and III shall be true and correct in all material respects as of the Merger Effective Date as though made on the Merger Effective Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date). Each party hereto shall have received a certificate or certificates, signed by the respective Chief Executive Officers of each other party hereto, to such effect.

4.2 Operating Agreement and other Agreements. On the consummation of the purchase of the Interests and the cancellation of the Seller Warrants in accordance with the terms and conditions of this Agreement, Seller shall cease to be a Member of the Company and Buyer shall enjoy all rights, and be liable for all obligations arising thereafter, as a member with respect to such purchased Interest. Until the earlier of the Merger Effective Date or the termination of this Agreement, neither Digiplex nor Seller will amend, modify or terminate the Operating Agreement or any agreements related thereto.

4.3 Notices. All notices and other communications given or made in connection with this Agreement shall be in writing and shall be deemed to have been given or made when given or made if such notice or communication is in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid) or transmitted by electronic mail to the parties at the following addresses and numbers (or at such other addresses as shall be furnished by the parties by like notice):

To Digiplex:	Digital Cinema Destinations Corp.
250 East Broad Street
Westfield, NJ 07090
Attn: A. Dale Mayo
Tel: 908-396-1360
bmayo@digiplexdest.com

To Seller:	Start Media, LLC
375 Hudson Street, 12th Floor
New York, NY 10014
Attn: Michael J. Maher/Vinay S. Kolla
Tel: 212-620-5700
kolla@start-media.com

To Buyer:	Carmike Cinemas, Inc.
1301 First Avenue
Columbus, GA 31901
Attention: Daniel E. Ellis, Senior Vice President, General Counsel and Secretary

4.4 Indemnification.

(a) Buyer agrees to indemnify and hold harmless Seller and Digiplex, and any of Seller’s and Digiplex’s representatives and agents, from and against any demands, claims, actions, suits, proceedings, fees and expenses, including reasonable attorneys’ fees and expenses, and any other obligations directly or indirectly arising from or related to (i) any breach of any representation or warranty made by Buyer in this Agreement or (ii) any breach by Buyer of any covenant or obligation of Buyer under this Agreement.

(b) Seller agrees to indemnify and hold harmless Buyer and Digiplex, and any of Buyer’s and Digiplex’s representatives and agents, from and against any demands, claims, actions, suits, proceedings, fees and expenses, including reasonable attorneys’ fees and expenses, and any other obligations directly or indirectly arising from or related to (i) any breach of any representation or warranty made by Seller in this Agreement or (ii) any breach by Seller of any covenant or obligation of Seller under this Agreement.

(c) Digiplex agrees to indemnify and hold harmless Buyer and Seller, and any of Buyer’s and Seller’s representatives and agents, from and against any demands, claims, actions, suits, proceedings, fees and expenses, including reasonable attorneys’ fees and expenses, and any other obligations directly or indirectly arising from or related to (i) any breach of any representation or warranty made by Digiplex in this Agreement or (ii) any breach by Digiplex of any covenant or obligation of Digiplex under this Agreement.

4.5 Headings; Entire Agreement; Counterparts; Amendments; Third Party Beneficiaries. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Any signature delivered by electronic mail shall be deemed to be an original signature hereunder. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto. This Agreement is not intended to confer upon any other person other than the parties hereto any rights or remedies hereunder.

4.6 Assignees. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.7 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

4.8 Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.9 Specific Performance. The parties hereto shall acknowledge that, in view of the uniqueness of the parties hereto, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

4.10 Mutual Releases. In consideration for the execution of this Agreement and the performance of their respective obligations set forth herein, on the Merger Effective Date, each of the parties hereto shall execute a release that releases the other party hereto from any and all claims that it might have, whether known or unknown related to the Company; provided, however, that no such release shall release any party from its obligations under this Agreement.

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IN WITNESS WHEREOF, Buyer, Digiplex and Seller have executed this Agreement as of the date first set forth above.

SELLER: START MEDIA, LLC

By:	/s/ Vinay S. Kolla
Name: Vinay S. Kolla Title: COO

DIGIPLEX: DIGITAL CINEMA DESTINATIONS CORP.

By:	/s/ A. Dale Mayo
Name: A. Dale Mayo Title: CEO

BUYER: CARMIKE CINEMAS, INC.

By:	/s/ Daniel E. Ellis
Name: Daniel E. Ellis Title: SVP and General Counsel